                                                                   EXHIBIT 3.1.f

                          CERTIFICATE OF INCORPORATION

                                       OF

                        GRANITE CONSTRUCTION INCORPORATED

                                   AS AMENDED

                          (Effective January 31, 2001)


        FIRST: The name of the Corporation is Granite Construction Incorporated (hereinafter sometimes referred to as the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:

            A. Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred three million (103,000,000):

                (1) Three million (3,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

                (2) One hundred million (100,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock").

            B. Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            A. Powers of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the

Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. Ballot Unnecessary. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        C. Stockholders Must Meet to Act. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        D. Call of Special Meeting of Stockholders. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors Pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting. The procedure for calling a special meeting of stockholders will be as set forth in this Certificate of Incorporation or the Bylaws.

        SIXTH:

        A. Classification of Directors. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1991 annual meeting of stockholders, the term of office of the second class to expire at the 1992 annual meeting of stockholders and the term of office of the third class to expire at the 1993 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        B. Filling Vacancies on the Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

        C. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        SEVENTH: Power to Amend Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board) The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

        EIGHTH: Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law, any other provisions of this Certificate of Incorporation or otherwise, none of the following transactions shall be consummated unless and until such transaction shall have been approved by the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors:

                (1) any merger, reorganization or consolidation of or share exchange made by the Corporation or any of its subsidiaries into or with any other person, in each case irrespective of whether the Corporation or its subsidiary is the surviving entity, provided, however, that the holders of a majority of the combined voting power of the outstanding shares of all classes and series of the Corporation entitled to vote generally in the election of directors may approve any transaction, including a merger or consolidation, in which the Corporation pays less than $20,000,000 in cash, assets or securities (including securities of the Corporation) for the assets or securities of a third party; or

                (2) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any other person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary); or

                (3) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of the assets or securities of any other person if the fair market value of such assets or securities would constitute a Substantial Part of the assets of the Corporation; or

                (4) any agreement, contract or other agreement providing for any of the transactions described in this definition of Business Combination. Anything in the foregoing to the contrary notwithstanding, the term "Business Combination" shall not be deemed to include any of the transactions contemplated by that certain Credit Agreement or that certain Business Loan Agreement, both dated as of February 27, 1985 between Granite Construction Company, a California corporation, and Bank of America N.T. & S.A., or any renewals, extensions or refundings thereof; or

                (5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation.

        The term "Substantial Part" shall mean more than 20% of the fair market value of the total consolidated assets of the Corporation and its subsidiaries taken as a whole, as determined by two-thirds of the members of the Board of Directors of such person in good faith, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

        The terms "Business Combination" as used in this Article EIGHTH shall mean any transaction or proposed transaction which is referred to in any one or more of the foregoing subparagraphs (1) through (5) of this paragraph A of this Article EIGHTH.

        NINTH: Board Discretion Regarding Certain Transactions. The Board of Directors of the Corporation (the "Board"), when evaluating any offer to another party (a) to make a tender or exchange offer for any capital stock of the Corporation or (b) to effect any merger, consolidation, or sale of all or substantially all of the assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

            (i) the interests of the Corporation's stockholders;

            (ii) whether the proposed transaction might violate federal or state laws;

            (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also in relation to the market price for the capital stock of the Corporation over a period of years, the estimated price that will be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

            (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

        In connection with any such evaluation, the Board is authorized to conduct such investigations and to engage in such legal proceedings as the Board may determine.

        TENTH: Elimination of Monetary Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

        Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        ELEVENTH: Future Amendments. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article FIFTH (except Section D thereof), SIXTH (except Section C thereof), SEVENTH, EIGHTH, NINTH, TENTH or this Article ELEVENTH.

        TWELFTH: The name and mailing address of the sole incorporator is as follows:

                  Name                              Mailing Address
                  ----                              ---------------
               David H. Watts                       585 West Beach St.
                                                    Watsonville, CA  95076

        I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Amended Certificate of Incorporation, do certify that the facts herein stated are true and, accordingly, have hereto set my hand this 29th day of January, 2001.




                                                   David H. Watts